Exhibit h(9)

PARTICIPATION AGREEMENT

Among

MUTUAL OF AMERICA LIFE INSURANCE COMPANY,

PIMCO VARIABLE INSURANCE TRUST,

PIMCO EQUITY SERIES VIT,

and

PIMCO INVESTMENTS LLC

THIS AGREEMENT, dated as of the 11th day of April 2013 by and among Mutual of America Life Insurance Company, (the “Company”), a New York life insurance company, on its own behalf and on behalf of each segregated asset account of the Company set forth on Schedule A hereto as may be amended from time to time (each account hereinafter referred to individually and collectively as the “Account”), PIMCO Variable Insurance Trust and PIMCO Equity Series VIT (each a “Fund” and together the “Funds”), each a Delaware statutory trust, and PIMCO Investments LLC (the “Underwriter”), a Delaware limited liability company.

WHEREAS, each Fund engages in business as an open-end management investment company and is available to act as the investment vehicle for separate accounts established for variable life insurance and variable annuity contracts (the “Variable Insurance Products”) to be offered by insurance companies which have entered into participation agreements with such Fund and Underwriter (“Participating Insurance Companies”);

WHEREAS, the shares of beneficial interest of the Funds are divided into several separate series of shares, each designated a “Portfolio” and representing the interest in a particular managed portfolio of securities and other assets;

WHEREAS, the Funds may rely on an order (PIMCO Variable Insurance Trust, et al., Investment Company Act Rel. Nos. 22994 (Jan. 7, 1998) (Notice) and 23022 (Feb. 9, 1998) (Order)) from the Securities and Exchange Commission (the “SEC”) granting Participating Insurance Companies and variable annuity and variable life insurance separate accounts exemptions from the provisions of sections 9(a), 13(a), 15(a), and 15(b) of the Investment Company Act of 1940, as amended, (the “1940 Act”) and Rules 6e-2(b)(15) and 6e-3(T)(b)(15) thereunder, if and to the extent necessary to permit shares of the Funds to be sold to and held by variable annuity and variable life insurance separate accounts of both affiliated and unaffiliated life insurance companies (the “Mixed and Shared Funding Exemptive Order”);

WHEREAS, each Fund is registered as an open-end management investment company under the 1940 Act and shares of the Portfolios are registered under the Securities Act of 1933, as amended (the “1933 Act”);

WHEREAS, Pacific Investment Management Company LLC (the “Adviser”), which serves as investment adviser to the Funds, is duly registered as an investment adviser under the federal Investment Advisers Act of 1940, as amended;

WHEREAS, the Company has issued or will issue certain variable life insurance and/or variable annuity contracts supported wholly or partially by the Account (the “Contracts”);

WHEREAS, the Account is duly established and maintained as a segregated asset account, duly established by the Company, on the date shown for such Account on Schedule A hereto, to set aside and invest assets attributable to the aforesaid Contracts;

WHEREAS, the Underwriter, which serves as distributor to the Funds, is registered as a broker dealer with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and is a member of the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, to the extent permitted by applicable insurance laws and regulations, the Company intends to purchase Administrative Class, Institutional Class, Advisor Class and/or Class M shares in the Portfolios listed in Schedule A hereto, as it may be amended from time to time by mutual written agreement (the “Designated Portfolios”) on behalf of the Account to fund the aforesaid Contracts, and the Underwriter is authorized to sell such shares to the Account at net asset value;

NOW, THEREFORE, in consideration of their mutual promises, the Company, the Funds and the Underwriter agree as follows:

ARTICLE I.

SALE OF FUND SHARES

1.1.         Each Fund has granted to the Underwriter exclusive authority to distribute such Fund’s shares, and has agreed to instruct, and has so instructed, the Underwriter to make available to the Company for purchase on behalf of the Account Fund shares of those Designated Portfolios selected by the Underwriter.  Pursuant to such authority and instructions, and subject to Article IX hereof, the Underwriter agrees to make available to the Company for purchase on behalf of the Account, shares of those Designated Portfolios, such purchases to be effected at net asset value in accordance with Section 1.3 of this Agreement.  Notwithstanding the foregoing, the Board of Trustees of the applicable Fund (each a “Board” and together the “Boards”) may suspend or terminate the offering of such Fund’s shares of any Designated Portfolio or class thereof, or liquidate any Designated Portfolio or class thereof, if such action is required by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the applicable Board acting in good faith, suspension, termination or liquidation is necessary in the best interests of the shareholders of such Designated Portfolio.

1.2.         The applicable Fund shall redeem, at the Company’s request, any full or fractional Designated Portfolio shares held by the Company on behalf of the Account, such redemptions to be effected at net asset value in accordance with Section 1.3 of this Agreement.  Notwithstanding the foregoing, (i) the Company shall not redeem Fund shares attributable to Contract owners except in the circumstances permitted in Section 1.3 of this Agreement, and (ii) the applicable

Fund may delay redemption of Fund shares of any Designated Portfolio to the extent permitted by the 1940 Act, and any rules, regulations or orders thereunder.

1.3.         Purchase and Redemption Procedures

(a)           Each Fund hereby appoints the Company as an agent of such Fund for the limited purpose of receiving purchase and redemption requests on behalf of the Account (but not with respect to any Fund shares that may be held in the general account of the Company) for shares of those Designated Portfolios of such Fund made available hereunder, based on allocations of amounts to the Account or subaccounts thereof under the Contracts and other transactions relating to the Contracts or the Account.  Receipt and acceptance of any such request (or relevant transactional information therefor) on any day the New York Stock Exchange is open for trading and on which the applicable Fund calculates its net asset value pursuant to the rules of the SEC (a “Business Day”) by the Company as such limited agent of such Fund prior to the time that such Fund ordinarily calculates its net asset value as described from time to time in such Fund’s statutory prospectus, as such term is defined in Rule 498 under the 1933 Act (which as of the date of execution of this Agreement is 4:00 p.m. Eastern Time) shall constitute receipt by such Fund on that same Business Day, provided that such Fund or its designated agent receives such request in good order by 9:00 a.m. Eastern Time on the next following Business Day.

(b)           The Company shall pay for shares of each Designated Portfolio on the same day that it informs the applicable Fund of a purchase request for such shares.  Payment for Designated Portfolio shares shall be made in federal funds transmitted to the applicable Fund by wire to be received by such Fund by 4:00 p.m. Eastern Time on the Business Day such Fund is informed of the purchase request for Designated Portfolio shares (which request may be net of redemptions of shares).  If federal funds are not received on time, such funds will be invested, and Designated Portfolio shares purchased thereby will be issued, as soon as practicable and the Company shall promptly, upon the applicable Fund’s request, reimburse such Fund for any charges, costs, fees, interest or other expenses incurred by such Fund in connection with any advances to, or borrowing or overdrafts by, such Fund, or any similar expenses incurred by such Fund, as a result of portfolio transactions effected by such Fund based upon such purchase request.  Upon receipt of federal funds so wired, such funds shall cease to be the responsibility of the Company and shall become the responsibility of the applicable Fund.

(c)           Payment for Designated Portfolio shares redeemed by the Account or the Company shall be made in federal funds transmitted by wire to the Company or any other designated person on the next Business Day after the applicable Fund receives the redemption order of such shares (which order shall be net of any purchase orders) except that each Fund reserves the right to redeem Designated Portfolio shares in assets other than cash and to delay payment of redemption proceeds to the extent permitted under Section 22(e) of the 1940 Act and any Rules thereunder, and in accordance with the procedures and policies of such Fund as described in the then current statutory prospectus and/or statement of additional information (“SAI”).  The applicable Fund shall not bear any responsibility whatsoever for the proper disbursement or crediting of redemption proceeds by the Company; the Company alone shall be responsible for such action.

(d)           Any purchase or redemption request for Designated Portfolio shares held or to be held in the Company’s general account shall be effected at the net asset value per share next determined after the applicable Fund’s receipt of such request, provided that, in the case of a purchase request, payment for Fund shares so requested is received by such Fund in federal funds prior to close of business for determination of such value, as defined from time to time in such Fund’s statutory prospectus.

(e)           The Company shall not redeem Fund shares attributable to the Contracts (as opposed to Fund shares attributable to the Company’s assets held in the Account) except (i) as necessary to implement Contract owner initiated or approved transactions, (ii) as required by state and/or federal laws or regulations or judicial or other legal precedent of general application (hereinafter referred to as a “Legally Required Redemption”), (iii) upon 45 days prior written notice to the applicable Fund and the Underwriter, as permitted by an order of the SEC pursuant to Section 26(c) of the 1940 Act, but only if a substitution of other securities for the shares of the Designated Portfolios is consistent with the terms of the Contracts, or (iv) as permitted under the terms of the Contracts.  Upon request, the Company will promptly furnish to the applicable Fund reasonable assurance that any redemption pursuant to clause (ii) above is a Legally Required Redemption.  Furthermore, except in cases where permitted under the terms of the Contracts, the Company shall not prevent Contract owners from allocating payments to a Designated Portfolio that was otherwise available under the Contracts without first giving the applicable Fund 45 days’ notice of its intention to do so.

1.4.         The applicable Fund shall use its best efforts to make the net asset value per share for each Designated Portfolio of such Fund available to the Company by 7:00 p.m. Eastern Time each Business Day, and in any event, as soon as reasonably practicable after the net asset value per share for such Designated Portfolio is calculated, and shall calculate such net asset value in accordance with such Fund’s statutory prospectus.  Neither the Funds, any Designated Portfolio, the Underwriter, nor any of their affiliates shall be liable for any information provided to the Company pursuant to this Agreement which information is based on incorrect information supplied by the Company or any other Participating Insurance Company to a Fund or the Underwriter.

1.5.         The applicable Fund shall furnish notice (by wire or telephone followed by written confirmation) to the Company as soon as reasonably practicable of any income dividends or capital gain distributions payable on any Designated Portfolio shares.  The Company, on its behalf and on behalf of the Account, hereby elects to receive all such dividends and distributions as are payable on any Designated Portfolio shares in the form of additional shares of that Designated Portfolio.  The Company reserves the right, on its behalf and on behalf of the Account, to revoke this election and to receive all such dividends and capital gain distributions in cash.  The applicable Fund shall notify the Company promptly of the number of Designated Portfolio shares so issued as payment of such dividends and distributions.

1.6.         Issuance and transfer of Fund shares shall be by book entry only.  Share certificates will not be issued to the Company or the Account.  Purchase and redemption orders for Fund shares shall be recorded in an appropriate ledger for the Account or the appropriate subaccount of the Account.

1.7.         (a)  The parties hereto acknowledge that the arrangement contemplated by this Agreement is not exclusive; Fund shares may be sold to other insurance companies (subject to Section 2.2(ii) hereof) and the cash value of the Contracts may be invested in other investment companies, provided, however, that until this Agreement is terminated pursuant to Article IX, the Company shall promote the Designated Portfolios on the same basis as other funding vehicles available under the Contracts.

(b)           The Company shall not, without prior notice to the Funds (unless otherwise required by applicable law), take any action to operate the Account as a management investment company under the 1940 Act.

(c)           The Company shall not, without prior notice to the applicable Fund (unless otherwise required by applicable law), induce or encourage Contract owners to change or modify such Fund or remove or otherwise change such Fund’s distributor or investment adviser.

(d)           The Company shall not, without prior notice to the applicable Fund, induce or encourage Contract owners to vote on any matter submitted for consideration by the shareholders of such Fund in a manner other than as recommended by the Board of such Fund.

1.8.         The Company acknowledges that, pursuant to Form 24F-2, neither Fund is required to pay fees to the SEC for registration of its shares under the 1933 Act with respect to Fund shares issued to an Account that is a unit investment trust that offers interests that are registered under the 1933 Act and on which a registration fee has been or will be paid to the SEC (a “Registered Account”).  The Company agrees to provide the applicable Fund or its agent each year within 60 days of the end of such Fund’s fiscal year, or when reasonably requested by such Fund, information as to the number of shares purchased by a Registered Account and any other Account the interests of which are not registered under the 1933 Act.  The Company acknowledges that the Funds intend to rely on the information so provided.

ARTICLE II.

REPRESENTATIONS AND WARRANTIES

2.1.         Each Fund represents and warrants that (i) such Fund is lawfully organized and validly existing under the laws of the State of Delaware, (ii) such Fund is and shall remain registered under the 1940 Act, (iii) Designated Portfolio shares of such Fund sold pursuant to this Agreement are registered under the 1933 Act (to the extent required thereunder) and are duly authorized for issuance, (iv) such Fund shall amend the registration statement for the shares of the Designated Portfolios of such Fund under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of such shares, and (v) such Fund’s Board has elected for each Designated Portfolio of such Fund to be taxed as a Regulated Investment Company under Subchapter M of the Internal Revenue Code of 1986, as amended (the “Code”).  Neither Fund makes any representations or warranties as to whether any aspect of the Designated Portfolios’ operations, including, but not limited to, investment policies, fees and expenses, complies with the insurance laws and other applicable laws of the various states. The Company agrees to promptly notify the applicable Fund of any investment restrictions imposed by state insurance law applicable to such Fund or a Designated Portfolio. Neither Fund shall be responsible, and the Company shall take full responsibility, for determining any jurisdiction in which any qualification or registration of Fund shares or a Fund by such Fund may be required in connection with the sale of the Contracts or the indirect interest of any Contract in any shares of such Fund and shall advise such Fund at such time and in such manner as is necessary to permit such Fund to comply.

2.2.         The Underwriter represents and warrants that shares of the Designated Portfolios (i) shall be offered and sold in compliance in all material respects with applicable federal securities laws, (ii) are offered and sold only to Participating Insurance Companies and their separate accounts and to persons or plans that communicate to the applicable Fund that they qualify to purchase shares of such Fund’s Designated Portfolios under Section 817(h) of the Code and the regulations thereunder without impairing the ability of the Account to consider the portfolio investments of the Designated Portfolios as constituting investments of the Account for the purpose of satisfying the diversification requirements of Section 817(h) (“Qualified Persons”), and (iii) are registered and qualified for sale in accordance with the laws of the various states to the extent required by applicable law.

2.3.         Subject to Company’s representations and warranties in Sections 2.5 and 2.6, each Fund represents and warrants that it will invest the assets of each of its Designated Portfolios in such a manner as to ensure that the Contracts will be treated as annuity or life insurance contracts, whichever is appropriate, under the Code and the regulations issued thereunder (or any successor provisions).  Without limiting the scope of the foregoing, each Fund represents and warrants that each of its Designated Portfolios has complied and will continue to comply with Section 817(h) of the Code and Treasury Regulation §1.817-5, and any Treasury interpretations thereof, relating to the diversification requirements for variable annuity, endowment, or life insurance contracts, and any amendments or other modifications or successor provisions to such Section or Regulation.  Each Fund will make every reasonable effort (a) to notify the Company immediately upon having a reasonable basis for believing that a breach of this Section 2.3 has occurred with respect to such Fund, and (b) in the event of such a breach, to adequately diversify the Designated Portfolio so as to achieve compliance within the grace period afforded by Treasury Regulation §1.817-5.

2.4.         Each Fund represents and warrants that each of its Designated Portfolios is or will be qualified as a Regulated Investment Company under Subchapter M of the Code, that such Fund will make every reasonable effort to maintain such qualification (under Subchapter M or any successor or similar provisions) and that such Fund will notify the Company immediately upon having a reasonable basis for believing that a Designated Portfolio of such Fund has ceased to so qualify or that it might not so qualify in the future.

2.5.         The Company represents and warrants that the Contracts (a) are, or prior to issuance will be, registered under the 1933 Act, or (b) are not registered because they are properly exempt from registration under the 1933 Act or will be offered exclusively in transactions that are properly exempt from registration under the 1933 Act.  The Company also represents and warrants that it is an insurance company duly organized and in good standing under applicable law, that it has legally and validly established the Account prior to any issuance or sale thereof as a segregated asset account under applicable state insurance laws, and that it (a) has registered or, prior to any issuance or sale of the Contracts, will register the Account as a unit investment trust in accordance with the provisions of the 1940 Act to serve as a segregated investment account for the Contracts, or alternatively (b) has not registered the Account in proper reliance upon an exclusion from registration under the 1940 Act.  The Company further represents and warrants that (i) the Contracts will be issued and sold in compliance in all material respects with all applicable federal securities and state securities and insurance laws, (ii) the sale of the Contracts shall comply in all material respects with state insurance suitability requirements; (iii) the information provided pursuant to Section 1.8 shall be accurate in all material respects; and (iv) it and the Account are Qualified Persons.  The Company shall register and qualify the Contracts or interests therein as securities in accordance with the laws of the various states only if and to the extent required by applicable law.  The Company represents and warrants that it shall comply with the requirements of Rule 498 and any applicable guidance received from the SEC or from the SEC staff thereunder in connection with the delivery of the Funds’ summary prospectuses, as defined in Rule 498 under the 1933 Act, and any other duties assumed by the Company in this Agreement.  The Company represents and warrants that it has reasonable policies and procedures in place to ensure that it can appropriately meet its obligations under this Agreement.

2.6.         The Company represents and warrants that the Contracts are currently, and at the time of issuance shall be, treated as life insurance or annuity contracts, under applicable provisions of the Code, and that it will make every reasonable effort to maintain such treatment, and that it will notify the Funds and the Underwriter immediately upon having a reasonable basis for believing the Contracts have ceased to be so treated or that they might not be so treated in the future.  In addition, the Company represents and warrants that the Account is a “segregated asset account” and that interests in the Accounts are offered exclusively through the purchase of or transfer into a “variable contract” within the meaning of such terms under Section 817 of the Code and the regulations thereunder.  Company will use every reasonable effort to continue to meet such definitional requirements, and it will notify the Funds and the Underwriter immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

2.7.         The Underwriter represents and warrants that it is a member in good standing of the FINRA and is registered as a broker-dealer with the SEC.

2.8.         Each Fund and the Underwriter represents and warrants, individually and not on each other’s behalf, that each of its respective trustees/directors, officers, employees, investment advisers, and other individuals or entities dealing with the money and/or securities of such Fund are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage for the benefit of such Fund in an amount not less than the minimum coverage as required currently by Rule 17g-1 of the 1940 Act or related provisions as may be promulgated from time to time.  The aforesaid bond shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company.

2.9.         The Company represents and warrants that all of its directors, officers, employees, and other individuals/entities employed or controlled by the Company dealing with the money and/or securities of the Account are covered by a blanket fidelity bond or similar coverage for the benefit of the Account, in an amount not less than $5 million.  The aforesaid bond includes coverage for larceny and embezzlement and is issued by a reputable bonding company.  The

Company agrees to hold for the benefit of each applicable Fund and to pay to such Fund any amounts lost from larceny, embezzlement or other events covered by the aforesaid bond to the extent such amounts properly belong to such Fund pursuant to the terms of this Agreement.  The Company agrees to make all reasonable efforts to see that this bond or another bond containing these provisions is always in effect, and agrees to notify the Funds and the Underwriter in the event that such coverage no longer applies.

2.10.       The Company represents and warrants that it shall comply with any applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the SEC, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.   The Company shall implement and maintain appropriate security measures for personal information of Fund shareholders and others in accordance with applicable laws, rules and regulations.  The Company agrees that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the Company to perform the services set forth in this Agreement.  The Company acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over the Company.

2.11.       Anti-Money Laundering; Sanctions; Anti-Corruption

(a)           The Company represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where the Company conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).  The Company further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

(b)           The Company represents and warrants that neither it, nor any of its subsidiaries, nor any director, or officer of them is an individual or entity (“Person”) controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); and (ii) located, organized or resident in a country or territory that is the subject of Sanctions.  Further, the Company will continue to undertake appropriate due diligence to ensure that neither the Company nor its customers are subject to Sanctions.  The Company acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions.  The Company will provide reasonable assistance to the other parties hereto in connection with their respective obligations under the applicable Sanctions.

(c)           The Company represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with the Company, each a “Relevant Person”) are subject to written policies and procedures relating to conflicts of interest and ethics, which require such Relevant Persons to comply with applicable laws and regulations, require that the Company’s business be conducted in accordance with applicable laws and regulations, and further require that the Relevant Persons not take inappropriate advantage of their positions.  The Company shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable laws (including, but not limited to, the U.S. Foreign Corrupt Practices Act); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement.  The Company shall promptly notify Underwriter if the Company becomes aware of any breach of this provision, and Underwriter may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

2.12.       The Company represents and warrants that (a) the Company has, and will maintain, policies and procedures reasonably designed to monitor and prevent market timing or excessive trading activity by its customers and (b) the Company will provide each Fund or its agent with assurances regarding the compliance of its handling of orders with respect to shares of such Fund’s Designated Portfolios with the requirements of Rule 22c-1 under the 1940 Act, regulatory interpretations thereof, and such Fund’s market timing and excessive trading policies upon reasonable request.  Among other things, and without limitation of the foregoing, the Company shall be responsible for reasonably assuring that: (a) only orders to purchase, redeem or exchange Portfolio shares received by the Company or any Indirect Intermediary (as defined below) prior to the Valuation Time (as defined below) shall be submitted directly or indirectly by the Company to the applicable Fund or its transfer agent or other applicable agent for receipt of a price based on the net asset value per share calculated for that day in accordance with Rule 22c-1 under the 1940 Act (Orders to purchase, redeem or exchange Portfolio shares received by the Company subsequent to the Valuation Time on any given day shall receive a price based on the next determined net asset value per share in accordance with Rule 22c-1 under the 1940 Act.). The Company further agrees to make reasonable efforts to assist the applicable Fund and its service providers (including but not limited to the Underwriter) to detect, prevent and report market timing or excessive short-term trading of Portfolio shares.  To the extent the Company has actual knowledge of violations of either Fund’s policies (as set forth in the then current Fund Prospectus or SAI) regarding (i) the timing of purchase, redemption or exchange orders and pricing of Portfolio shares or (ii) market timing or excessive short-term trading, if any, the Company agrees to report such known violations to the Underwriter.  For purposes of this provision, the term “Valuation Time” refers to the time as of which the shares of a Portfolio are valued on each business day, currently the close of regular trading on the New York Stock Exchange (normally, 4:00 p.m., Eastern Time) on each day that the New York Stock Exchange is open for business.

2.13.       The Company agrees to provide promptly to the Underwriter, upon written request, the taxpayer identification number (“TIN”), the Individual/International Taxpayer Identification Number (“ITIN”), or other government-issued identifier (“GII”) and the Contract number or participant account number, if known, of any or all Contractholder(s) (as defined below) of the Account, the name or other identifier of any investment professional(s) associated with the Contractholder(s) or account (if known), and the amount, date and transaction type (purchase, redemption, transfer, or exchange) of every purchase, redemption, transfer, or exchange of shares held through an account maintained by the Company during the period covered by the request.  Unless otherwise specifically requested by the Underwriter, the Company shall only be required to provide information relating to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions (each, as defined below).

(a)           Period Covered by Request.  Requests must set forth a specific period, not to exceed 90 days from the date of the request, for which transaction information is sought.  The Underwriter may request transaction information older than 90 days from the date of the request as it deems necessary to investigate compliance with policies established or utilized by the applicable Fund or the Underwriter for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio (as defined below). If requested by the Underwriter, the Company will provide the information specified in this Section 2.13 for each trading day.

(b)           Form and Timing of Response.  The Company agrees to provide, promptly upon request of the Underwriter, the requested information specified in this Section 2.13.  The Company agrees to use its best efforts to determine promptly whether any specific person about whom it has received the identification and transaction information specified in this Section 2.13 is itself a “financial intermediary,” as that term is defined in Rule 22c-2 under the 1940 Act (an “Indirect Intermediary”) and, upon request of the Underwriter, promptly either (i) provide (or arrange to have provided) the information set forth in this Section 2.13 for those Contractholders who hold an account with an Indirect Intermediary or (ii) restrict or prohibit the Indirect Intermediary from purchasing shares in nominee name on behalf of other persons.  The Company additionally agrees to inform the Underwriter whether it plans to perform (i) or (ii) above.  Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the parties.  To the extent practicable, the format for any Contractholder and transaction information provided to the Underwriter should be consistent with the NSCC Standardized Data Reporting Format or other mutually acceptable format.

(c)           Limitations on Use of Information.  The Underwriter agrees not to use the information received under this Section 2.13 for marketing or any other similar purpose without the prior written consent of the Company; provided, however, that this provision shall not limit the use of publicly available information, information already in the possession of the Underwriter, a Fund or their affiliates at the time the information is received pursuant to this

Section 2.13 or information which comes into the possession of the Underwriter, a Fund or their affiliates from a third party.

(d)           Agreement to Restrict Trading.  The Company agrees to execute written instructions from the Underwriter to restrict or prohibit further purchases or exchanges of Portfolio shares by a Contractholder that has been identified by the Underwriter as having engaged in transactions in Portfolio shares (directly or indirectly through the Company’s Account) that violate policies established or utilized by the applicable Fund or the Underwriter for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by a Portfolio.  Unless otherwise directed by the Underwriter, any such restrictions or prohibitions shall only apply to Contractholder-Initiated Transfer Purchases or Contractholder-Initiated Transfer Redemptions that are effected directly or indirectly through the Company. The parties acknowledge that the Company’s ability to execute the Underwriter’s instructions may be limited by certain contractual obligations contained in the variable insurance product contracts and prospectuses and/or applicable state insurance laws and regulations.  If, pursuant to any such limitation, the Company reasonably believes that it is prevented from complying with a request from the Underwriter to restrict or prohibit trading, the Company will notify the Underwriter within three business days of receiving the request and will cooperate with the Underwriter in determining what other actions may be taken by the Company in order to protect Fund shareholders from dilution of value of outstanding shares of the Fund.

(e)           Form of Instructions.  Instructions must include the TIN, ITIN or GII and the specific individual Contract number or participant account number associated with the Contractholder, if known, and the specific restriction(s) to be executed.  If the TIN, ITIN, GII or the specific individual Contract number or participant account number associated with the Contractholder is not known, the instructions must include an equivalent identifying number of the Contractholder(s) or account(s) or other agreed upon information to which the instruction relates.

(f)            Timing of Response.  The Company agrees to execute instructions from the Underwriter as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Company.

(g)           Confirmation by the Company.  The Company must provide written confirmation to the Underwriter that the Underwriter’s instructions to restrict or prohibit trading have been executed. The Company agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

(h)           Definitions. For purposes of this Section 2.13, the following terms shall have the following meanings, unless a different meaning is clearly required by the context:

(i)            The term “Contractholder” means the holder of interests in a Contract or a participant in an employee benefit plan with a beneficial interest in a Contract.

(ii)           The term “Contractholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract to a Portfolio, but does not include transactions that are executed:  (i) automatically pursuant to a contractual or systematic program or enrollment such as a transfer of assets within a Contract to a Portfolio as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) as a result of a one-time step-up in Contract value pursuant to a Contract death benefit; (iv) as a result of an allocation of assets to a Portfolio through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) pre-arranged transfers at the conclusion of a required “free look” period.

(iii)          The term “Contractholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by a Contractholder that results in a transfer of assets within a Contract out of a Portfolio, but does not include transactions that are executed:  (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Portfolio as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Portfolio as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

(iv)          The term “Portfolios” shall mean the constituent series of the Funds, but for purposes of this Section 2.13 shall not include Portfolios excepted from the requirements of paragraph (a) of Rule 22c-2 by paragraph (b) of Rule 22c-2.

(v)           The term “promptly” shall mean as soon as practicable but in no event later than five (5) business days from the Company’s receipt of the request for information from the Underwriter.

(vi)          The term “written” includes electronic writings and facsimile transmissions.

(vii)         In addition, for purposes of this Section 2.13, the term “purchase” does not include the automatic reinvestment of dividends or distributions.

ARTICLE III.

PROSPECTUSES AND PROXY STATEMENTS; VOTING

3.1.         Subject to Section 6.1 and the applicable Fund’s determination to use summary prospectuses, as such term is defined in Rule 498 under the 1933 Act, the Underwriter shall provide the Company, at its or its designee’s expense (including printing and shipping), with as many printed copies of such Fund’s current summary prospectuses as the Company may reasonably request for purposes of delivery to Contract owners in connection with their allocation to the Designated Portfolios (“first dollar delivery”), provided that the Company shall bear the expense of delivery of such summary prospectuses to such Contract owners.  If requested by the Company in lieu of providing printed paper summary prospectuses for first dollar delivery, the applicable Fund shall provide a final copy of the summary prospectus in electronic format (as agreed the parties) at such Fund’s expense and other assistance as is reasonably necessary in order for the Company once each year (or more frequently if the summary prospectuses for such Fund are amended) to have the prospectus for the registered Contracts and such Fund’s summary prospectuses bound together in one document in accordance with applicable law (the “Wrapped Book”), including but not limited to, Rule 498 under the 1933 Act (such printing to be at the Company’s expense).  The Company represents and warrants that any bundling and delivery of summary prospectuses (and statutory prospectuses) will be compliant with Rule 498(c) and the greater prominence requirements of Rule 498(f)(2).  In connection with the Company’s obligation to deliver additional Fund documents pursuant to a request made directly to it, the Company shall obtain all such additional Fund documents from the website maintained by Fund and/or the Underwriter for purposes of complying with Rule 498(e), and shall not alter, in any way, such documents, and Company may maintain such documents on its product website with the Company assuming responsibility for keeping such Fund documents current, and the accuracy and fulfillment of orders for such documents.  The Underwriter shall bear the expense of printing copies and delivery of summary prospectuses (or statutory prospectuses at its discretion) in connection with an annual delivery of such prospectuses to each Contract owner then invested in a Designated Portfolio (the “Fund’s annual update”).  For the avoidance of doubt, neither the Fund nor the Underwriter shall bear any expense, including printing or delivery, in connection with the portions of any annual update initiated by the Company utilizing the Wrapped Book other than the commercially reasonable costs for the number of printed pages attributable to the Fund’s summary prospectus in the Wrapped Book.

3.2.         The Underwriter (or the applicable Fund), at its expense, shall provide electronic files suitable for printing and mailing, or a reasonable number of copies, of the current SAI for such Fund free of charge to the Company for itself and for any owner of a Contract who requests such SAI.  The Company shall be reimbursed for the commercially reasonable costs incurred by the Company in connection with printing from the electronic file provided, but not for any mailing costs irrespective of whether the SAI for such Fund was provided electronically or in paper.

3.3.         The applicable Fund shall provide the Company with information regarding such Fund’s expenses, which information may include a table of fees and related narrative disclosure for use in any prospectus or other descriptive document relating to a Contract.  The Company agrees that it will use such information in the form provided.  The Company shall provide prior written notice of any proposed modification of such information, which notice will describe in detail the manner in which the Company proposes to modify the information, and agrees that it may not modify such information in any way without the prior consent of the applicable Fund.

3.4.         The applicable Fund, at its expense, or at the expense of its designee, shall provide the Company with copies of its proxy material (including any Notice of Internet Availability of Proxy Material), reports to shareholders, and other communications to shareholders in such quantity as the Company shall reasonably require for distributing to Contract owners and shall reimburse Company for the costs of (a) postage and (b) printing of reports to shareholders and certain proxy related documents if furnished by the Fund to the Company with instructions to distribute the proxy materials to the Contract owners.

3.5.         The Company shall:

(i)            solicit voting instructions from Contract owners;

(ii)           vote Fund shares in accordance with instructions received from Contract owners; and

(iii)          vote Fund shares for which no instructions have been received in the same proportion as Fund shares of such Designated Portfolio for which instructions have been received,

so long as and to the extent that the SEC continues to interpret the 1940 Act to require pass-through voting privileges for variable contract owners or to the extent otherwise required by law.  The Company will vote Fund shares held in any segregated asset account in the same proportion as Fund shares of such Designated Portfolio for which voting instructions have been received from Contract owners, to the extent permitted by law.  The applicable Fund shall be responsible for providing at its expense, or at the expense of its designee, in connection with its proxy solicitation a proxy service to assist in mailing, contacting and responding to questions from, Contract owners and shall be responsible for tallying responses from such Contract owners and informing Company of the proportional vote.

3.6.         The Company shall be responsible for assuring that each Account participating in a Designated Portfolio calculates voting privileges as required by the Mixed and Shared Funding Exemptive Order and consistent with any reasonable standards that the applicable Fund may adopt and provide in writing.

ARTICLE IV.

SALES MATERIAL AND INFORMATION

4.1.         The Company shall furnish, or shall cause to be furnished, to the applicable Fund or its designee, each piece of sales literature or other promotional material that the Company develops and in which such Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named.  No such material shall be used until approved by the applicable Fund or its designee, and such Fund will use its best efforts for it or its designee to review such sales literature or promotional material within ten Business Days after receipt of such material.  The applicable Fund or its designee reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which such Fund (or a Designated Portfolio thereof) or the Adviser or the Underwriter is named, and no such material shall be used if such Fund or its designee so object.

4.2.         The Company shall not give any information or make any representations or statements on behalf of either Fund or concerning a Fund or the Adviser or the Underwriter in connection with the sale of the Contracts other than the information or representations contained in the registration statement or Prospectus or SAI for the applicable Fund shares, as such registration statement and Prospectus or SAI may be amended or supplemented from time to time, or in reports or proxy statements for the applicable Fund, or in sales literature or other promotional material approved by the applicable Fund or its designee or by the Underwriter, except with the permission of the applicable Fund or the Underwriter or the designee of either.  The Company shall comply with all applicable laws, including Rule 498 under the 1933 Act, when composing, compiling and delivering sales literature or other promotional material.  The applicable Fund shall be entitled to review Company’s placement of sales materials with the summary prospectus in order to review Company’s compliance with applicable laws.

4.3.         The applicable Fund and the Underwriter, or their designee, shall furnish, or cause to be furnished, to the Company, each piece of sales literature or other promotional material that it develops and in which the Company, and/or its Account, is named.  No such material shall be used until approved by the Company, and the Company will use its best efforts to review such sales literature or promotional material within ten Business Days after receipt of such material.  The Company reserves the right to reasonably object to the continued use of any such sales literature or other promotional material in which the Company and/or its Account is named, and no such material shall be used if the Company so objects.

4.4.         The applicable Fund and the Underwriter shall not give any information or make any representations on behalf of the Company or concerning the Company, the Account, or the Contracts other than the information or representations contained in a registration statement, prospectus (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), or SAI for the Contracts, as such registration statement, prospectus, or SAI may be amended or supplemented from time to time, or in published reports for the Account which are in the public domain or approved by the Company for distribution to Contract owners, or in sales literature or other promotional material approved by the Company or its designee, except with the permission of the Company.

4.5.         The applicable Fund will provide to the Company in electronic form at least one complete copy of all registration statements, summary and/or statutory prospectuses, SAIs, reports, proxy statements, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to such Fund or its shares, promptly after the filing of such document(s) with the SEC or other regulatory authorities.

4.6.         The Company will provide to the applicable Fund upon request an electronic copy of all registration statements, prospectuses (which shall include an offering memorandum, if any, if the Contracts issued by the Company or interests therein are not registered under the 1933 Act), SAIs, reports, solicitations for voting instructions, sales literature and other promotional materials, applications for exemptions, requests for no-action letters, and all amendments to any of the above, that relate to the Contracts or the Account, promptly after the filing of such document(s) with the SEC or other regulatory authorities.  The Company shall provide to the applicable Fund and the Underwriter any complaints received from the Contract owners pertaining to such Fund or its Designated Portfolios.

4.7.         For purposes of this Article IV, the phrase “sales literature and other promotional materials” includes, but is not limited to, any of the following that refer to a Fund or any affiliate of a Fund:  advertisements (such as material published, or designed for use in, a newspaper, magazine, or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures, or other public media), sales literature (i.e., any written communication distributed or made generally available to customers or the public, including brochures, circulars, reports, market letters, form letters, seminar texts, reprints or excerpts of any other advertisement, sales literature, or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, and registration statements, prospectuses, SAIs, shareholder reports, proxy materials, and any other communications distributed or made generally available with regard to a Fund.

ARTICLE V.

FEES AND EXPENSES

5.1.         Except as otherwise provided herein, no party to this Agreement shall pay any fee or other compensation to any other party to this Agreement.  Except as otherwise provided herein, all expenses incident to performance by a party under this Agreement shall be paid by such party.

5.2.         All expenses incident to performance by the applicable Fund under this Agreement shall be paid by such Fund.  The applicable Fund shall see to it that all its Designated Portfolio shares are registered and authorized for issuance in accordance with applicable federal law and, if and to the extent deemed advisable by such Fund, in accordance with applicable state laws prior to their sale.  The applicable Fund shall bear the expenses for the cost of registration and qualification of such Fund’s Designated Portfolio shares, preparation and filing of such Fund’s Prospectuses and registration statement, proxy materials and reports, setting the Prospectuses in type, setting in type and printing the proxy materials and reports to shareholders, the preparation of all statements and notices required by any federal or state law, and all taxes on the issuance or transfer of such Fund’s shares.

5.3.         The Company shall bear the expenses of distributing Fund Prospectuses to owners of Contracts issued by the Company and of distributing Fund proxy materials and reports to such Contract owners.

ARTICLE VI.

POTENTIAL CONFLICTS

6.1.         The parties to this Agreement agree that the conditions or undertakings required by the Mixed and Shared Funding Exemptive Order that may be imposed on the Company, the Funds and/or the Underwriter by virtue of such order by the SEC: (i) shall apply only upon the sale of shares of the Designated Portfolios to variable life insurance separate accounts (and then only to the extent required under the 1940 Act); (ii) shall apply and be incorporated herein by reference only if any of the Company, any Participating Insurance Company, a Fund or the Adviser relies on the exemptions from Sections 9(a), 13(a), 15(a) or 15(b) of the 1940 Act granted by the Mixed and Shared Funding Exemptive Order; (iii) will be incorporated herein by reference; and (iv) such parties agree to comply with such conditions and undertakings to the extent applicable to each such party notwithstanding any provision of this Agreement to the contrary.

6.2.         If and to the extent that Rule 6e-2 and Rule 6e-3(T) are amended, or Rule 6e-3 is adopted, to provide exemptive relief from any provision of the 1940 Act or the rules promulgated thereunder with respect to mixed or shared funding (as defined in the Mixed and Shared Funding Exemptive Order) on terms and conditions materially different from those contained in the Mixed and Shared Funding Exemptive Order, then (a) the parties to this Agreement shall take such steps as may be necessary to comply with Rules 6e-2 and 6e-3(T), as amended, and Rule 6e-3, as adopted, to the extent such rules are applicable; and (b) Sections 3.5 and 3.6 of this Agreement shall continue in effect only to the extent that terms and conditions substantially identical to such Sections are contained in such Rule(s) as so amended or adopted.

ARTICLE VII.

INDEMNIFICATION

7.1.         Indemnification By the Company

(a)           The Company agrees to indemnify and hold harmless the Funds and the Underwriter and each of their trustees/directors and officers, and each person, if any, who controls a Fund or the Underwriter within the meaning of Section 15 of the 1933 Act or who is under common control with a Fund or the Underwriter (collectively, the “Indemnified Parties” for purposes of this Section 7.1) against any and all losses, claims, damages, liabilities (including amounts paid in settlement with the written consent of the Company) or litigation (including legal and other expenses), to which the Indemnified Parties may become subject under any statute or regulation, at common law or otherwise, insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) or settlements:

(i)            arise out of or are based upon any untrue statement or alleged untrue statements of any material fact contained in the registration statement, prospectus (which shall include a written description of a Contract that is not registered under the 1933 Act), or SAI for the Contracts or contained in the Contracts or sales literature for the Contracts (or any amendment or supplement to any of the foregoing), or arise out of or are based upon the omission or the alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, provided that this agreement to indemnify shall not apply as to any Indemnified Party if such statement or omission or such alleged statement or omission was made in reliance upon and in conformity with information furnished to the Company by or on behalf of a Fund for use in the registration statement, prospectus or SAI for the Contracts or in the Contracts or sales literature (or any amendment or supplement) or otherwise for use in connection with the sale of the Contracts or Fund shares; or

(ii)           arise out of or as a result of statements or representations (other than statements or representations contained in the registration statement, prospectus, SAI, or sales literature of a Fund not supplied by the Company or persons under its control) or wrongful conduct of the Company or its agents or persons under the Company’s authorization or control, with respect to the sale or distribution of the Contracts or Fund Shares; or

(iii)          arise out of any untrue statement or alleged untrue statement of a material fact contained in a registration statement, prospectus, SAI, or sales literature of a Fund or any amendment thereof or supplement thereto or the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading if such a statement or omission was made in reliance upon information furnished to a Fund by or on behalf of the Company; or

(iv)          arise as a result of any material failure by the Company to provide the services and furnish the materials under the terms of this Agreement (including a failure, whether unintentional or in good faith or otherwise, to comply with the qualification requirements specified in Section 2.6 of this Agreement); or

(v)           arise out of or result from any material breach of any representation and/or warranty made by the Company in this Agreement or arise out of or result from any other material breach of this Agreement by the Company;

as limited by and in accordance with the provisions of Sections 7.1(b) and 7.1(c) hereof.

(b)           The Company shall not be liable under this indemnification provision with respect to any losses, claims, damages, liabilities or litigation to which an Indemnified Party would otherwise be subject by reason of such Indemnified Party’s willful misfeasance, fraud, bad faith, or gross negligence in the performance of such Indemnified Party’s duties or by reason of such Indemnified Party’s reckless disregard of its obligations or duties under this Agreement.

(c)           The Company shall not be liable under this indemnification provision with respect to any claim made against an Indemnified Party unless such Indemnified Party shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim shall have been served upon such Indemnified Party (or after such Indemnified Party shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve the Company from any liability which it may have to the Indemnified Party against whom such action is brought otherwise than on account of this indemnification provision.  In case any such action is brought against an Indemnified Party, the Company shall be entitled to participate, at its own expense, in the defense of such action.  The Company also shall be entitled to assume the defense thereof, with counsel satisfactory to the party named in the action.  After notice from the Company to such party of the Company’s election to assume the defense thereof, the Indemnified Party shall bear the fees and expenses of any additional counsel retained by it, and the Company will not be liable to such party under this Agreement for any legal or other expenses subsequently incurred by such party independently in connection with the defense thereof other than reasonable costs of investigation.

(d)           The terms of this Article VII shall survive termination of this Agreement.

ARTICLE VIII.

APPLICABLE LAW

8.1.         This Agreement shall be construed and the provisions hereof interpreted under and in accordance with the laws of the State of New York.

8.2.         This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts, and the rules and regulations and rulings thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant (including, but not limited to, any Mixed and Shared Funding Exemptive Order) and the terms hereof shall be interpreted and construed in accordance therewith.  If, in the future, the Mixed and Shared Funding Exemptive Order should no longer be necessary under applicable law, then Article VI shall no longer apply.

ARTICLE IX.

TERMINATION

9.1.         This Agreement shall continue in full force and effect with respect to the Company, the Underwriter, and each applicable Fund individually, until the first to occur of:

(a)           termination by any party, for any reason with respect to some or all Designated Portfolios, by 90 days advance written notice delivered to the other parties; or

(b)           termination by the Company by written notice to the applicable Fund and the Underwriter based upon the Company’s determination that shares of such Fund are not reasonably available to meet the requirements of the Contracts; or

(c)           termination by the Company by written notice to the applicable Fund and the Underwriter in the event any of such Fund’s Designated Portfolio’s shares are not registered, issued or sold in accordance with applicable state and/or federal law or such law precludes the use of such shares as the underlying investment media of the Contracts issued or to be issued by the Company; or

(d)           termination by a Fund or Underwriter in the event that formal administrative proceedings are instituted against the Company by FINRA, the SEC, the insurance commissioner or like official of any state (“Insurance Commissioner”) or any other regulatory body regarding the Company’s duties under this Agreement or related to the sale of the Contracts, the operation of any Account, or the purchase of Fund shares; provided, however, that a Fund or Underwriter determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of the Company to perform its obligations under this Agreement; or

(e)           termination by the Company by written notice to the applicable Fund and the Underwriter in the event that formal administrative proceedings are instituted against a Fund or Underwriter by FINRA, the SEC, or any state securities or insurance department or any other regulatory body; provided, however, that the Company determines in its sole judgment exercised in good faith, that any such administrative proceedings will have a material adverse effect upon the ability of such Fund or the Underwriter to perform its obligations under this Agreement; or

(f)            termination by the Company by written notice to the applicable Fund and the Underwriter with respect to any Designated Portfolio in the event that such Portfolio ceases to qualify as a Regulated Investment Company under Subchapter M or fails to comply with the Section 817(h) diversification requirements specified in Section 2.4 hereof, or if the Company reasonably believes that such Portfolio may fail to so qualify or comply; or

(g)           termination by a Fund or Underwriter by written notice to the Company in the event that the Contracts fail to meet the qualifications specified in Section 2.6 hereof; or

(h)           termination by a Fund or the Underwriter by written notice to the Company, if a Fund or the Underwriter, shall determine, in its sole judgment exercised in good faith, that the Company has suffered a material adverse change in its business, operations, financial condition, or continued operations since the date of this Agreement or is the subject of material adverse publicity; or

(i)            termination by the Company by written notice to the applicable Fund and the Underwriter, if the Company shall determine, in its sole judgment exercised in good faith, that such Fund, the Adviser, or the Underwriter has suffered a material adverse change in its business, operations, financial condition or continued operations since the date of this Agreement or is the subject of material adverse publicity; or

(j)            termination by the Company upon any substitution of the shares of another investment company or series thereof for shares of a Designated Portfolio of a Fund in accordance with the terms of the Contracts, provided that the Company has given reasonable prior written notice to the applicable Fund and Underwriter of the date of substitution; or

(k)           termination by a Fund if such Fund’s Board has decided to (i) refuse to sell shares of such Fund’s Designated Portfolio to the Company and/or its Account; (ii) suspend or terminate the offering of shares of such Fund’s Designated Portfolio; or (iii) dissolve, reorganize, liquidate, merge or sell all assets of such Fund or any of such Fund’s Designated Portfolios, subject to the provisions of Section 1.1; or

(l)            termination by any party with respect to a Fund in the event that such Fund’s Board of Trustees determines that a material irreconcilable conflict exists as provided in Article VI.

Termination of this Agreement with respect to one Fund individually shall not result in termination with respect to the other Fund.

9.2.         (a)   Notwithstanding any termination of this Agreement, and except as provided in Section 9.2(b), the applicable Fund(s) and the Underwriter shall, at the option of the

Company, continue, until the one year anniversary from the date of termination, and from year to year thereafter if deemed appropriate by such Fund(s) and the Underwriter, to make available additional shares of the Designated Portfolios pursuant to the terms and conditions of this Agreement, for all Contracts in effect on the effective date of termination of this Agreement (hereinafter referred to as “Existing Contracts”).  Specifically, based on instructions from the owners of the Existing Contracts, the Account shall be permitted to reallocate investments in the Designated Portfolios of a Fund and redeem investments in the Designated Portfolios, and shall be permitted to invest in the Designated Portfolios in the event that owners of the Existing Contracts make additional premium payments under the Existing Contracts.

(b)  The Company agrees, promptly after any termination of this Agreement, to take all steps necessary to redeem the investment of the Account in the Designated Portfolios subject to such termination within one year from the date of termination of the Agreement as provided in Article IX, provided that, if Company has taken steps to so redeem but is awaiting the decision of a regulatory organization or court at the time the one-year period expires, the time period shall automatically be extended to equal the later of the date that the final decision of such regulator or court is rendered and the date of the execution of the action for which approval was requested of such regulator or court.  Such steps shall include, but not be limited to, obtaining an order pursuant to Section 26(c) of the 1940 Act to permit the substitution of other securities for the shares of such Designated Portfolios.  A Fund may, in its discretion, permit the Account to continue to invest in such Fund’s Designated Portfolios beyond such one year anniversary for an additional year beginning on the first annual anniversary of the date of termination, and from year to year thereafter; provided that such Fund agrees in writing to permit the Account to continue to invest in such Designated Portfolios at the beginning of any such year.

(c)           The parties agree that this Section 9.2 shall not apply to any terminations under Article VI and the effect of such Article VI terminations shall be governed by Article VI of this Agreement.  The parties further agree that, to the extent that all or a portion of the assets of the Account continue to be invested in a Fund or any Designated Portfolio of a Fund, Articles I, II, VI, VII and VIII will remain in effect after termination.

ARTICLE X.

NOTICES

Any notice shall be sufficiently given when sent by registered or certified mail to the other party at the address of such party set forth below or at such other address as such party may from time to time specify in writing to the other party.

If to PIMCO Variable Insurance Trust:	PIMCO Variable Insurance Trust 840 Newport Center Drive Newport Beach, CA 92660 Attention: Legal Department

With a copy to:

Pacific Investment Management Company LLC 840 Newport Center Drive Newport Beach, CA 92660 Attention: Legal Department

If to PIMCO Equity Series VIT:

PIMCO Equity Series VIT
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Legal Department

With a copy to:

Pacific Investment Management Company LLC
840 Newport Center Drive
Newport Beach, CA 92660
Attention: Legal Department

If to the Company:

Mutual of America Life Insurance Company
320 Park Avenue
New York, NY 10022-6839
Attn: Chief Financial Officer

With a copy to:

Mutual of America Life Insurance Company
320 Park Avenue
New York, NY 10022-6839
Attn: General Counsel

If to Underwriter:	PIMCO Investments LLC 1633 Broadway, 45th Floor New York, NY 10019

ARTICLE XI.

MISCELLANEOUS

11.1.       All persons dealing with a Fund must look solely to the property of such Fund, and in the case of a series company, the respective applicable Designated Portfolios listed on Schedule A hereto as though each such Designated Portfolio had separately contracted with the Company and the Underwriter for the enforcement of any claims against such Fund.  The parties agree that neither the Board, officers, agents or shareholders of a Fund assume any personal liability or responsibility for obligations entered into by or on behalf of such Fund.

11.2.       Subject to the requirements of legal process and regulatory authority, each party hereto shall treat as confidential the names and addresses of the owners of the Contracts and all information reasonably identified as confidential in writing by any other party hereto and, except as permitted by this Agreement, shall not disclose, disseminate or utilize such names and addresses and other confidential information without the express written consent of the affected party until such time as such information has come into the public domain.

11.3.       The Company agrees to promptly notify the Underwriter of the commencement of any litigation or proceedings against it or any of its officers or directors in connection with the issuance or sale of the Contracts or the operation of the Account that could have an effect on the Funds, the Underwriter or the ability of the Company to continue to perform under this Agreement.

11.4.       The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

11.5.       This Agreement may be executed simultaneously in two or more counterparts, each of which taken together shall constitute one and the same instrument.

11.6.       If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

11.7.       Each party hereto shall cooperate with each other party and all appropriate governmental authorities (including without limitation the SEC, FINRA, and state insurance regulators) and shall permit such authorities reasonable access to its books and records in connection with any investigation or inquiry relating to this Agreement or the transactions contemplated hereby.  Notwithstanding the generality of the foregoing, each party hereto further agrees to furnish the applicable Insurance Commissioner with any information or reports in connection with services provided under this Agreement which such Commissioner may request in order to ascertain whether the variable insurance contract operations of the Company are being conducted in a manner consistent with the applicable variable insurance contract laws and regulations and any other applicable law or regulations.

11.8.       The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies, and obligations, at law or in equity, which the parties hereto are entitled to under state and federal laws.

11.9.       This Agreement or any of the rights and obligations hereunder may not be assigned by any party without the prior written consent of all parties hereto.

11.10.     The Company shall furnish, or shall cause to be furnished, to the applicable Fund(s) or its designee copies of the following reports:

(a)           the Company’s annual statement (prepared under statutory accounting principles) and annual report (prepared under statutory accounting principles) filed with any state or federal regulatory body or otherwise made available to the public, as soon as practicable and in any event within 90 days after the end of each fiscal year; and

(b)           any registration statement (without exhibits) and financial reports of the Company filed with the SEC or any state insurance regulatory, as soon as practicable after the filing thereof.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized representative and its seal to be hereunder affixed hereto as of the date specified below.

MUTUAL OF AMERICA LIFE
INSURANCE COMPANY

By:	/s/John R. Greed

Name:	John R. Greed

Title:	Senior Executive Vice President & CFO

Date:	April 11, 2013

PIMCO VARIABLE INSURANCE TRUST

By:	/s/Eric D. Johnson

Name:	Eric D. Johnson

Title:	Vice President

Date:	4/15/13

PIMCO EQUITY SERIES VIT

By:	/s/Eric D. Johnson

Name:	Eric D. Johnson

Title:	Vice President

Date:	4/15/13

PIMCO INVESTMENTS LLC

By:	/s/Gregory A. Bishop

Name:	Gregory A. Bishop

Title:	Head of Business Management

Date:	4/15/13

Schedule A

The term “Designated Portfolios” will include any series of the PIMCO Variable Insurance Trust or the PIMCO Equity Series VIT that offers Administrative, Institutional, Advisor and/or M Class Shares and that is operating as of the date of this Agreement or that thereafter commences operations, other than any such series that ceases operations.

Segregated Asset Accounts	Date Established

Mutual of America Separate Account No. 1	1968

Mutual of America Separate Account No. 2	1983

Mutual of America Separate Account No. 3	1998

SERVICES AGREEMENT
FOR ADMINISTRATIVE CLASS SHARES OF

PIMCO VARIABLE INSURANCE TRUST AND

PIMCO EQUITY SERIES VIT

This Agreement is made as of April 12, 2013 between PIMCO Investments LLC (“Distributor”) and Mutual of America Life Insurance Company (“Authorized Firm”), a New York life insurance company.

RECITALS

WHEREAS, PIMCO Variable Insurance Trust and PIMCO Equity Series VIT (each a “Trust” and together the “Trusts”) are each registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trusts issue shares of beneficial interest (“shares”) in separate series (“Portfolios”), with each Portfolio representing interests in a separate portfolio of securities and other assets;

WHEREAS, Distributor serves as the distributor of the Trusts’ shares;

WHEREAS, the Trusts issue shares of the Portfolios in separate classes of shares, one of which is designated the Administrative Class shares;

WHEREAS, certain beneficial owners of the Trusts’ shares (“investors”) may require administrative, recordkeeping, and other services, and the provision of such services to investors requiring these services may benefit such investors and facilitate their ability to invest in the Portfolios;

WHEREAS, each Trust has adopted a Services Plan (each, as amended and restated, a “Services Plan” and together the “Services Plans”) pursuant to which Distributor, on behalf of the applicable Trust and each Portfolio, may enter into agreements with insurance companies, registered investment advisers, registered broker-dealers, banks, trust companies, plan sponsors, recordkeepers and other persons or entities that agree to provide certain administrative, recordkeeping, and/or investor services to their clients, members or customers who purchase Administrative Class shares of such Trust’s Portfolio(s), directly or indirectly; and

WHEREAS, Distributor, on behalf of the Trusts and each Portfolio, desires that Authorized Firm provide, or arrange for the provision of, certain administrative, recordkeeping, and/or investor services with respect to Administrative Class shares of the Portfolios in accordance with the terms and conditions of this Agreement set forth below.

W I T N E S S E T H:

Distributor and Authorized Firm agree as follows:

1.             Appointment.  Distributor, on behalf of the Trusts and each Portfolio, hereby authorizes Authorized Firm to provide certain administrative, recordkeeping and/or investor services to investors in the Portfolios that are the clients, members, or customers of Authorized Firm.  The appointment of Authorized Firm hereunder is non-exclusive, and Authorized Firm recognizes and agrees that, from time to time, Distributor and/or the Trusts (or their agents or affiliates) may enter into other agreements with Authorized Firm or other financial intermediaries with respect to the provision of administrative, recordkeeping, investor and/or other services.

2.             Services to be Performed.  For the duration of this Agreement, Authorized Firm agrees to use its best efforts, subject to applicable legal and contractual restrictions and in compliance with the procedures described in the prospectus(es) and statement(s) of additional information of the Portfolios, including any supplements or amendments thereto and any summary prospectus(es), as from time to time in effect (collectively, the “Prospectus”), to provide in respect of investors investing in shares of the Portfolios certain administrative, recordkeeping and/or investor services which may include but are not necessarily limited to: teleservicing support in connection with Portfolios; delivery of current Prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of investors’ votes in the event of a Trust shareholder vote; receiving, tabulating and transmitting proxies executed by or on behalf of investors; maintenance of investor records reflecting shares purchased and redeemed and share balances, and the conveyance of that information to the applicable Trust or Pacific Investment Management Company LLC (the administrator of the Portfolios) as may be reasonably requested; provision of support services, including providing information about the Trusts and their Portfolios and answering questions concerning the Trusts and their Portfolios, including questions respecting investors’ interests in one or more Portfolios; provision and administration of insurance features for the benefit of investors in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; receiving, aggregating and forwarding purchase and redemption orders; acting as the nominee for investors; maintaining account records and providing investors with account statements; processing dividend payments; issuing investor reports and transaction confirmations; providing subaccounting services; general account administration activities; and providing such similar services as the Trusts may reasonably request to the extent the Authorized Firm is permitted to do so under applicable statutes, rules or regulation.

3.             Orders and Settlement.  Orders submitted by Authorized Firm on behalf of investors shall be accepted or rejected by the applicable Trust (or its agent) in the manner disclosed in the Prospectus, or as otherwise agreed to by the parties.  Without limitation of the foregoing, the parties agree that Authorized Firm’s handling of orders and the settlement of the same are subject to the terms and conditions of the participation agreement dated [                          ] by and among the applicable Trust(s), Authorized Firm and others.

4.             Compliance with Laws.  Authorized Firm agrees that:

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(a)           in performing its duties under this Agreement, Authorized Firm will abide by all applicable laws, rules and regulations, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974, as amended (“ERISA”); and

(b)           the arrangements provided for in this Agreement, including the compensation arrangements provided for in this Agreement, will be timely disclosed, to the extent necessary or appropriate, by Authorized Firm to investors.

5.             Sales Materials.  No person is authorized to make any representations concerning shares of the Portfolios except those contained in the then current Prospectus and printed information issued by the applicable Trust or Distributor as explanatory materials and/or information supplemental to each Prospectus.  Distributor shall supply or cause to be supplied Prospectuses, reasonable quantities of supplemental sales literature, explanatory materials and additional information as issued.  Authorized Firm agrees not to use any other advertising or sales material relating to the Portfolios unless approved in writing by Distributor in advance of such use.  Authorized Firm agrees to indemnify the Portfolios, the Trusts and Distributor for any loss, injury, damage, expense or liability arising from or based upon any alleged or untrue statement or representations made by Authorized Firm other than statements contained in the Prospectus or sales literature authorized by the applicable Trust or Distributor.  This section shall survive termination of this Agreement.

6.             Compensation.  In consideration of Authorized Firm’s provision of the services as described in this Agreement, Distributor agrees, subject to the limitations of applicable law and regulations, including rules of the Financial Industry Regulatory Authority, Inc. (“FINRA”), to pay Authorized Firm fees (“Service Fees”) at an annual rate of 0.15% (or such other amount as described in the Prospectus for Administrative Class shares of a Portfolio) of the average of the aggregate net asset value of outstanding Administrative Class shares of a Portfolio serviced by Authorized Firm, measured on each business day during each month.  Authorized Firm may, in turn, pay any or all of these fees to service providers with whom it has entered into service agreements, with no recourse to or liability on the part of Distributor, the Trusts or any Portfolio.  The applicable portion of the Service Fees will be paid by Distributor within twenty (20) days following the end of each calendar month.  The parties acknowledge and agree that the Service Fees shall be paid with respect to a Portfolio only so long as this Agreement and the applicable Services Plan are in effect with respect to such Portfolio.

The fee rate with respect to any Portfolio may be prospectively increased or decreased by Distributor, in its sole discretion, at any time upon notice to Authorized Firm.

In addition, Authorized Firm will furnish to Distributor, the Trusts and/or their designees such information as Distributor, the Trusts and/or their designees may reasonably request (including, without limitation, periodic certifications confirming the rendering of services with respect to shares of the Portfolios as described herein), and will otherwise cooperate with the Trusts, Distributor and the designees of either

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(including, without limitation, any auditors designated by a Trust), in the preparation of reports to a Trust’s Board of Trustees concerning this Agreement and the monies paid or payable by Distributor pursuant hereto, as well as any other reports or filings that may be required by law.

7.             Representations.  Authorized Firm represents and warrants that:

(a)           it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

(b)           the performance of the duties and obligations and provision of services by Authorized Firm as described in this Agreement and the receipt of Service Fees as provided in this Agreement will not violate ERISA, the Internal Revenue Code of 1986, as amended, or federal or state securities laws; and

(c)           entering into this Agreement and performing its duties and obligations hereunder will not breach or otherwise impair any other agreement or understanding it has with any other person, corporation, or other entity.

8.             Term and Termination.

This Agreement is entered into by Distributor in accordance with the terms of the applicable Services Plan(s).  Accordingly, unless sooner terminated by either party upon thirty (30) days’ written notice to the other party or otherwise in accordance with the terms of this Section 8, this Agreement will continue in effect until one year from the date hereof and thereafter for successive annual periods, provided that such continuance is specifically approved at least annually by votes of a majority of both (i) the Board of Trustees of the applicable Trust(s) and (ii) those Trustees of the applicable Trust(s) who are not “interested persons” (as defined in the 1940 Act) and have no direct or indirect financial interest in the operation of the applicable Services Plan(s) or any agreements related to it (“Plan Trustees”), cast in person at a meeting called for the purpose of voting on the applicable Services Plan(s) and such related agreements.

This Agreement may be terminated, with respect to a Portfolio, at any time without the payment of any penalty, by vote of a majority of the applicable Plan Trustees or by vote of a majority of a Portfolio’s Administrative Class shares, on thirty (30) days’ written notice.  Notice of termination (or non-renewal) of the applicable Services Plan(s) by the applicable Plan Trustees to Distributor shall constitute a notice of termination of this Agreement with respect to the applicable Trust(s) and Distributor shall notify Authorized Firm of such action.  Termination (or non-renewal) of one Trust’s Services Plan shall not result in termination of this Agreement with respect to the other Trust.

This Agreement shall terminate automatically in the event of its assignment, as defined in the 1940 Act.

9.             Governing Law.  This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of New York

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applicable to agreements fully executed and to be performed therein, without regard to its conflicts of law rules.

10.          Exculpation; Indemnification.

(a)           Distributor shall not be liable to Authorized Firm and Authorized Firm shall not be liable to Distributor except for acts or failures to act which constitute lack of good faith or gross negligence and for obligations expressly assumed by either party hereunder.  Nothing contained in this Agreement is intended to operate as a waiver by Distributor or by Authorized Firm of compliance with any applicable federal or state law, rule, or regulation and the rules and regulations promulgated by FINRA.

(b)           Authorized Firm will indemnify Distributor and the Trusts and hold each harmless from any claims or assertions relating to the lawfulness of Authorized Firm’s participation in this Agreement and the transactions contemplated hereby or relating to any activities of any persons serving as officers or employees of Authorized Firm and performed in connection with the discharge of its responsibilities under this Agreement.  If any such claims are asserted, the Distributor and each Trust shall have the right to manage its own defense, including the selection and engagement of legal counsel of its choosing, and all reasonable costs of such defense shall be borne by Authorized Firm.  This paragraph shall survive termination of this Agreement.

11.          Anti-Money Laundering; Sanctions; Anti-Corruption.

(a)          Authorized Firm represents and warrants that it has implemented, and agrees to maintain an anti-money laundering program reasonably designed to comply with all applicable anti-money laundering laws and regulations, including but not limited to the Bank Secrecy Act of 1970 and the USA PATRIOT Act of 2001 (the “USA PATRIOT Act”), each as amended from time to time, and any rules adopted thereunder and/or any applicable anti-money laundering laws and regulations of other jurisdictions where Authorized Firm conducts business, and any rules adopted thereunder or guidelines issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”).  Authorized Firm further represents and warrants that its anti-money laundering program includes written policies, a designated Compliance Officer, ongoing training for employees, procedures for detecting and reporting suspicious transactions, and an independent audit to test the implementation of the program.

(b)          Authorized Firm represents and warrants that neither it, nor any of its subsidiaries, nor any director, or officer of them is an individual or entity (“Person”) controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Assets Control (“OFAC”), the United Nations Security Council (“UNSC”), the European Union (“EU”), Her Majesty’s Treasury (“HMT”), or other relevant sanctions authority (collectively, “Sanctions”); or (ii) located, organized or resident in a country or territory that is the subject of Sanctions.  Further, Authorized Firm will continue to undertake appropriate due diligence to ensure that neither Authorized Firm nor its customers are subject to Sanctions.  Authorized Firm

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acknowledges its ongoing and continuing obligations to comply with the applicable Sanctions.  Authorized Firm will provide reasonable assistance to Distributor in connection with its obligations under the applicable Sanctions.

(c)           Authorized Firm represents, warrants, and covenants that (i) its officers, directors, employees, agents and other representatives (together with the Authorized Firm, each a “Relevant Person”) are subject to written policies and procedures relating to conflicts of interest and ethics, which requires such Relevant Persons to comply with applicable laws and regulations, require that the Authorized Firm’s business be conducted in accordance with all applicable laws and regulations, and further require that the Relevant Persons not take inappropriate advantage of their positions.  The Authorized Firm shall not commit, authorize or permit any action that would cause any Relevant Person to be in violation of any applicable laws (including, but not limited to, the U.S. Foreign Corrupt Practices Act); (ii) in connection with any services provided in connection with this Agreement, the Relevant Persons have not taken nor will they take any actions in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving anything of value to, nor have the Relevant Persons received, nor will they receive, any payment or anything of value from, any person (whether directly or indirectly) while knowing that all or some portion of the money or value will be offered, given, promised or received by anyone improperly to influence official action, improperly to obtain or retain business or otherwise secure an illegal advantage; and (iii) it shall create and maintain accurate books and financial records in connection with the services performed under this Agreement.  Authorized Firm shall promptly notify Distributor if the Authorized Firm becomes aware of any breach of this provision, and Distributor may terminate this Agreement with immediate effect in the event of such breach by any Relevant Person.

12.          Privacy. Authorized Firm represents and warrants that it shall comply with any applicable privacy provisions of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to (as applicable) the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq. Authorized Firm shall implement and maintain appropriate security measures for personal information in accordance with applicable laws, rules and regulations. Authorized Firm agrees that any “Non-Public Personal Information,” as the term is defined in Regulation S-P, that may be disclosed hereunder is disclosed for the specific purpose of permitting the Authorized Firm to perform the services set forth in this Agreement.  Authorized Firm acknowledges that, with respect to such information, it will comply with Regulation S-P and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other person, except: (i) to the extent required to carry out the services set forth in this Agreement; (ii) as otherwise required or permitted by law or regulation; or (iii) as requested by any regulatory body or governmental agency or body having jurisdiction over Authorized Firm.

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13.          Notices.  Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail or courier service or sent by facsimile to the party’s address identified on the signature page to this Agreement or such other address as each party may by written notice provide to the other.  A notice given pursuant to this section shall be deemed to have been given immediately when delivered personally or by facsimile, three (3) days after the date of certified mailing, and one (1) day after delivery by overnight courier service.

14.          Complete Agreement.  This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

15.          Amendment.  This Agreement may be modified or amended, and the terms of this Agreement may be waived, only in writing with the consent of both parties.  In this regard, this Agreement may be amended by Distributor (but not by Authorized Firm) at any time by mailing a copy of a written amendment to Authorized Firm at the address shown below.  In the absence of written objection to such amendment, continued performance by Authorized Firm under this Agreement shall constitute Authorized Firm’s consent to such written amendment.

16.          Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

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IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of the date and year first written above.

PIMCO Investments LLC

By:	/s/ Gregory A. Bishop	Address for Notices:
	Name: Gregory A. Bishop	PIMCO Investments LLC
	Title: Head of Business Management	Attn: Chief Legal Officer
1633 Broadway, 45th Floor
New York, NY 10019

Mutual of America Life Insurance Company

Address for Notices:
By:	/s/John R. Greed	Mutual of America Life Insurance Company
	Name: John R. Greed	Attn: General Counsel
	Title: Senior Executive Vice President	320 Park Avenue
	& CFO	New York, NY 10022

PIMCO SERVICES AGREEMENT
FOR ADMINISTRATIVE CLASS SHARES
OF PIMCO VARIABLE INSURANCE TRUST AND
PIMCO EQUITY SERIES VIT

The terms and conditions of this Services Agreement between Pacific Investment Management Company LLC (“PIMCO”) and Mutual of America Life Insurance Company (the “Company”) are effective as of April 12, 2013.

WHEREAS, the Company, PIMCO Investments LLC, PIMCO Variable Insurance Trust (“PVIT”) and PIMCO Equity Series VIT (“PESVIT”) (each of PVIT and PESVIT is referred to individually as a “Trust” and together as the “Trusts”) have entered into a Fund Participation Agreement dated April 11, 2013, as may be amended from time to time (the “Participation Agreement”), pursuant to which the Company, on behalf of certain of its separate accounts (the “Separate Accounts”), purchases Administrative Class shares (“Shares”) of certain Portfolios of the Trusts (“Portfolios”) to serve as an investment vehicle under certain variable annuity and/or variable life insurance contracts (“Variable Contracts”) offered by the Company, which Portfolios may be one of several investment options available under the Variable Contracts; and

WHEREAS, PIMCO recognizes that it will derive substantial savings in administrative expenses by virtue of having a sole shareholder rather than multiple shareholders in connection with each Separate Account’s investments in the Portfolios, and that in the course of soliciting applications for Variable Contracts issued by the Company and in servicing owners of such Variable Contracts, the Company will provide information about the Trusts and their Portfolios from time to time, answer questions concerning the Trusts and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios, and provide services with respect to investments in the Portfolios; and

WHEREAS, PIMCO wishes to compensate the Company for the efforts of the Company in providing written and oral information and services regarding the Trusts to Variable Contract owners; and

WHEREAS, the following represents the collective intention and understanding of the fee agreement between PIMCO and the Company.

NOW, THEREFORE, in consideration of their mutual promises, the Company and PIMCO agree as follows:

1.              Services. The Company and/or its affiliates agree to provide services (“Services”) to owners of Variable Contracts, which may include but are not necessarily limited to: teleservicing support in connection with the Portfolios; delivery of current Trust prospectuses, reports, notices, proxies and proxy statements and other informational materials; facilitation of the tabulation of Variable Contract owners’ votes in the event of a Trust shareholder vote; maintenance of Variable Contract records reflecting Shares purchased and redeemed and Share balances, and the conveyance of that information to the applicable Trust or PIMCO as may be reasonably requested; provision of support services, including providing information about the Trusts and their Portfolios and answering questions concerning the Trusts and their Portfolios, including questions respecting Variable Contract owners’ interests in one or more Portfolios; provision and administration of Variable Contract features for the benefit of Variable Contract owners in connection with the Portfolios, which may include fund transfers, dollar cost averaging, asset allocation, portfolio rebalancing, earnings sweep, and pre-authorized deposits and withdrawals; and provision of other services as may be agreed upon from time to time.

2.              Compensation. In consideration of the Services, PIMCO agrees to pay to the Company a fee at an annual rate equal to ten (10) basis points (0.10%) of the average daily value of the Shares held in the Separate Accounts. Such payments will be made monthly in arrears. For purposes of computing the payment to the Company under this paragraph 2, the average daily value of Shares held in the Separate Accounts over a monthly period shall be computed by totaling such Separate Accounts’ aggregate investment (Share net asset value multiplied by total number of Shares held by such Separate Accounts) on each business day during the calendar month, and dividing by the total number of business days during such month. The payment to the Company under this paragraph 2 shall be calculated by PIMCO at the end of each calendar month and will be paid to the Company within 30 days thereafter. Payment will be accompanied by a statement showing the calculation of the monthly amounts payable by PIMCO and such other supporting data as may be reasonably requested by the Company.

3.              Compliance with Laws. The Company agrees that:

(a) in performing its duties under this Services Agreement, the Company will abide by all applicable laws, including, without limitation, federal and state securities laws and regulations, state insurance laws and regulations, and the Employee Retirement Income Security Act of 1974; and

(b) the arrangements provided for in this Services Agreement, including the compensation arrangements provided for in this Services Agreement, will be timely disclosed, to the extent necessary or appropriate, to Variable Contract owners.

4.              Term. This Services Agreement shall remain in full force and effect for an initial term of one year, and shall automatically renew for successive one year periods. This Services Agreement may be terminated by either party hereto upon 30 days written notice to the other. This Services Agreement shall terminate automatically: (i) upon termination of the Participation Agreement, upon a material, unremedied breach of the Participation Agreement or upon assignment of the Participation Agreement by either the Company or PIMCO; (ii) with respect to a Trust, upon the redemption of all Shares of such Trust held in the Separate Accounts; and (iii) as to a Portfolio, upon termination of the investment advisory agreement between the applicable Trust, on behalf of such Portfolio, and PIMCO. Termination of this Services Agreement with respect to a Trust or Portfolio pursuant to section 4(ii) or (iii) above shall not result in termination with respect to the other Trust or Portfolios, as applicable.

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5.              Term. This Services Agreement may be amended only upon mutual Agreement of the parties hereto in writing. In this regard, this Services Agreement may be amended by PIMCO (but not by the Company) at any time by mailing a copy of a written amendment to the Company. In the absence of written objection to such amendment, continued performance by the Company under this Services Agreement shall constitute Company’s consent to such written amendment.

6.              Effect on Other Terms, Obligations and Covenants. Nothing herein shall amend, modify or supersede any contractual terms, obligations or covenants among or between any of the Company, PIMCO or any Trust previously or currently in effect, including those contractual terms, obligations or covenants contained in the Participation Agreement.

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IN WITNESS WHEREOF, the parties have caused their duly authorized officers to execute this Services Agreement.

PACIFIC INVESTMENT MANAGEMENT COMPANY LLC
By:	/s/Jonathan D. Short
	Title:	Head of U.S. Global Wealth
Management
Date:

MUTUAL OF AMERICA LIFE INSURNCE COMPANY
By:	/s/John R. Greed
	Title:	Senior Executive Vice President &
CFO
	Date:	April 12, 2013